Exhibit 10.6
                                                                ------------
April 9, 1996



Gordon S. Glenn
10705 Stapleford Hall Drive
Potomac, Maryland  20854

Dear Gordon:

      This letter confirms the agreement between you and CDSI regarding the terms of your separation from employment.

CDSI'S OBLIGATIONS

CDSI agrees as follows:

1. Voluntary resignation. During the period between May 1, 1996 and July 31, 1996, you will hold the title of Senior Advisor and will be on paid status as a full-time employee and available for consultation with CDSI. You agree to resign from your positions as director and officer of CDSI, and from any positions held in any subsidiary or corporate affiliate thereof, effective April 30, 1996. CDSI agrees that it will not contest your claim, if any, for unemployment benefits.

2. Severance Payment. You will receive a one-time severance payment in the amount of $100,000, less appropriate tax deductions on June 30, 1996. You acknowledge that this severance payment constitutes special consideration in exchange for your promises under this Agreement, and that CDSI is not otherwise obligated to provide this payment. Payment of the amount due under this paragraph will be made by check mailed to your home address.

3. Benefits and COBRA Coverage. Your employment benefits will not be continued, except as required by law, beyond the time periods in which such benefits would normally be paid under the terms of CDSI's employment benefits plans for similarly situated employees terminated on July 31, 1996. You are entitled to purchase continued medical and dental coverage under COBRA (Consolidated Omnibus Budget Reconciliation Act) for a period of 18 months, effective July 31, 1996. You will continue to receive a car allowance of $450 per month through June 30, 1996.

4. Options. Your outstanding options will be exercisable, and will expire, pursuant to the terms of their respective stock option agreements.

5. Consulting Agreement. CDSI agrees to retain you as an independent contractor at a fee of $21,500 per month from August 1, 1996 to May 31, 1997 in order to permit CDSI at its discretion to take advantage of the specialized knowledge and expertise that you have developed during your employment with CDSI. You agree to hold yourself available for this ten-month period for consultation with representatives of CDSI, it being understood that both CDSI and you will act in good faith to enable you to provide services without unreasonably interfering with your other obligations. This Consulting Agreement shall terminate upon your securing full-time employment, or on May 31, 1997, whichever occurs earlier.

6. Bonus. You will be eligible for a bonus under the Executive Incentive Compensation Program in the same manner as other individuals who are participants in that program as of June 30, 1996.

7. Fiscal Year 1996 Executive Incentive, Retirement Allocation, and Ten-Year Supplemental Contribution. You will receive the executive incentive, retirement allocation and deferred compensation contribution for fiscal year 1996 in accordance with the provisions of the CDSI Incentive and Compensation Plan (key executives' plan), the retirement plan for employees of CDSI, and the Supplemental Deferred Compensation Plan (Ten-Year, Highly Compensated Employees'
Plan), respectively, in accordance with each of those plans' provisions in the same manner as other similarly situated participants in employment on June 30, 1996.

8. References. CDSI's Chairman, Clifford Kendall, will refer favorably to your service for CDSI when he announces the new CEO, and in subsequent public statements. He will also provide a favorable recommendation any time an employer or prospective employer seeks an evaluation or reference pertaining to you. Mr. Kendall will provide a favorable written recommendation (letter reference) to you, if desired.

9. Secretarial Support and Mailing Address. CDSI will allow you to use CDSI's corporate headquarters as a mailing address and provide limited telephone and secretarial support for you through December 31, 1996 or such earlier date as you secure alternative employment.

10. Equipment. Notwithstanding the terms of the Professional Agreement regarding the return of CDSI property, you may retain the laptop and docking station currently in your office at CDSI and the CDSI computer equipment installed in your home as of the date of this Agreement. In the event you wish to retain the monitor and printer currently in your office (in addition to the monitor and printer installed in your home), you may purchase them from the Company at a price equal to the value of such equipment as reflected in the Company's books (approximately $2,000).


YOUR OBLIGATIONS

In consideration of CDSI's Agreement to provide the foregoing benefits and payments to you, you agree as follows:

11. General Release. On your own behalf and on behalf of your representatives, heirs, successors, and assigns, you hereby release and forever discharge CDSI, its officers, directors, representatives, agents, insurers and employees from any and all causes of action, claims, contracts, agreements, promises, liabilities, demands, costs or expenses of any nature, fixed or contingent, known or unknown, accrued or unaccrued, that you may have arising out of your employment with CDSI and your separation therefrom, up through the date of your execution of this Agreement, including but not limited to any action, claim or lawsuit based in tort, contract (expressed or implied), or under common law principles, or any federal, state or local law, statute or regulation (including but not limited to all claims under the Age Discrimination in Employment Act, 29 U.S.C. section621 et seq., and all claims for any other kind of employment discrimination, wrongful discharge, breach of contract, tort, personal injury or attorney's fees). You further covenant and agree never to join, participate in, encourage or commence any action, suit or proceeding in law or in equity, or before any local, state or federal administrative agency, against CDSI pertaining to any events which occurred prior to the date of execution of this Agreement. It is expressly agreed and understood that this Agreement is a General Release.

12. Covenant Not to Compete or Solicit. You agree that for an eighteen-month period following your termination, you will not solicit or divert to a competitor, or retain on behalf of a competitor, any individual or entity who is a customer of CDSI, was a customer at any time during the preceding 12 months, or was an individual or entity to whom CDSI was marketing during the 12 months prior to your resignation. You further agree that for an eighteen-month period following your termination, you will not, either directly or indirectly, employ or seek to employ any person who is at the time or was within the previous six months employed by CDSI, without the prior express permission of CDSI, which CDSI may in its absolute discretion withhold.

13. Waiver of Employment Rights. You agree to waive any rights that you may have to employment with CDSI, including any right that may be created by any future legal action against CDSI.

14. Cooperation. You agree that you will cooperate in the future with CDSI, if necessary, in the same manner you would have cooperated as an employee, in connection with matters arising as a result of your former responsibilities with CDSI.


OTHER PROVISIONS

Both you and CDSI agree as follow:

15. Confidentiality. You and CDSI agree to keep the existence and terms of this Agreement confidential, except as may be required by law, such as when disclosure is required by a legally served subpoena, audit of tax returns or federal reporting requirements. Notwithstanding the foregoing, you may discuss this Agreement with your attorneys, tax advisors and immediate family.

16. Mutual Non-Defamation. CDSI agrees that it will not slander or libel you either in regard to the reasons for your separation from employment with CDSI, or your job performance and conduct while still employed by CDSI. You agree that you will not slander or libel CDSI or any of its directors, officers or employees concerning either their conduct regarding your separation or their conduct at any time during your period of employment with CDSI.

17. Choice of Law and Severability. This Agreement shall be construed, enforced and governed by the laws of Maryland, excluding its choice of law provisions. In the event that any provision of this Agreement is later held to be unenforceable, such holding will not affect any other provision of this Agreement and the Agreement should be enforced as if the unenforceable provision had not been included in it.

18. Nature of the Agreement. You and CDSI acknowledge that this is the sole and entire separation agreement between you and CDSI. Furthermore, no supplement, modifications or amendment of this Agreement shall be valid or binding unless in writing and signed by both parties to this Agreement. In making this Agreement, both you and CDSI certify that you only relied on the representations included in this Agreement.

19. Non-Admissions. You and CDSI agree that this letter shall not be construed as an admission of liability by you, CDSI, or CDSI's officers, directors, agents or employees.

20. Confidential Information. You acknowledge that, by reason of your employment, you have had access to confidential information about the Company, its products, services and clients, including, without limitation, information and knowledge pertaining to products, inventions, innovations, designs, ideas, trade secrets, and proprietary information; research, development and test results; specifications, data, know-how and formats; manufacturing, packaging, advertising, distribution and sales methods; sales and profit figures; marketing plans, business plans, strategies, forecasts, unpublished financial information and budgets; personnel information; customer and client lists; and information regarding the history of and relationships between the Company and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others ("Confidential Information").

You further acknowledge that such Confidential Information is a valuable and unique asset of the Company and covenant that, following your resignation, you will not disclose any Confidential Information to any person without the prior written authorization of the Board of Directors. You agree that following your resignation, you will promptly return to the Company any documents, files or other materials in your possession or custody, with the exception of documents relating to compensation or benefits to which you are entitled following the termination of your employment.

Your signature below acknowledges that you have read this Agreement, understand its terms and have entered into it knowingly and voluntarily.

Very truly yours,

COMPUTER DATA SYSTEMS, INC.

By:   /s/ Clifford M. Kendall       By:    /s/ Hilliard W. Paige
      -----------------------             ----------------------
      Clifford M. Kendall                 Hilliard W. Paige
      Chairman of the Board               Chairman of Audit/
       of Directors                         Compensation Committee

ACCEPTED AND AGREED:

By:   /s/ Gordon S. Glenn
      -------------------
      Gordon S. Glenn